EXHIBIT 10.1
ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made as of the Effective Date provided for below between CLEARONE COMMUNICATIONS, INC., a Utah corporation (the “Company”), and KEN-A-VISION MFG. CO., INC., a Missouri corporation (the “Buyer”), who agree as follows:

1.  Sale of Assets.

a.  Subject to the representations, warranties and agreements of the parties hereto and the terms and conditions herein set forth, the Company agrees that, at the Closing (as herein defined), the Company shall sell, transfer and deliver to the Buyer, for the consideration hereinafter provided, the following assets and property owned by Company and used by it in the conduct, as presently operated, of its Camera Business (as defined in Section 15 below) (excluding, however, the “Excluded Assets” described below) (collectively, the “Assets”):

1. All of the Company’s machinery, equipment, tools and other tangible personal property described on Schedule 1.a.1 attached hereto (“Equipment”);

2. All of the Company’s rights, benefit, interest and obligations (collectively, the “Warranty Obligations”) with respect to the warranties (“Warranties”) issued by the Company with respect to the Products (as such term is defined immediately below). The obligations of the Buyer with respect to the Warranties are subject to the terms of Section 2.b. below.

3. All of the Company’s (i) customer lists, records and files, (ii) production records, (iii) technical drawings, specifications and manuals and other information related to the production of the products (“Product” or “Products”) produced and sold as a part of the Camera Business, (iv) marketing plans and reports, (v) supplier and vendor lists, contacts and information (vi) sales records, (vii) pricing sheets, (viii) customer proposals and bids, (ix) records pertaining to product warranty inquiries concerning Warrantied Products (as defined in Section 2.b.i. below) and (x) other pertinent and material sales information and records, insofar as the items referenced in clauses (i) - (x) relate solely to the Camera Business (such items referenced in clauses (i) - (x) being hereinafter collectively referred to as the “Camera Business Records”);

4. Subject to Section 1.d below, all of the Company’s inventories (raw and finished), work in process and sub-assemblies held for sale, consumption or otherwise used in the operation of the Camera Business, as selected by the Buyer in its sole discretion, provided that there shall be no adjustment to the Purchase Price hereunder in respect of any available inventories not so selected by the Buyer; and

5. All of the Company’s computer software utilized solely in the Camera Business (“Software”), including but not limited to, drivers for the Products, and the Intellectual Property, all as listed on Schedule 1.a.5, but subject to the provisions of Section 1.e. below (as so qualified and together with the Software, the “Conveyed Intellectual Property”).

b.  To avoid doubt, the following assets of the Company (collectively, the “Excluded Assets”), among others, shall be retained by the Company, and are not being sold or assigned to the Buyer hereunder:

1. All corporate names and trade names, trademarks or service marks that are used in connection with any of the Company’s businesses other than the Camera Business;

2. All taxpayer and other identification numbers and minute books, stock transfer books, tax returns, corporate seals and all other documents relating to the organization, maintenance and existence of the Company as a corporation;

3. The Company’s rights under this Agreement, the agreements to be executed by the Company in connection herewith and any agreements relating to the Camera Business, including any rights with respect to rebates and market development funds under certain agreements between the Company and its customers;

4. All cash and cash equivalents of the Company;

5. The name and mark “ClearOne” and all combinations or derivations thereof;

6. The Company’s accounts receivable as of the Closing Date, but including in all events any amount owing on account of Products shipped by the Company prior to Closing or in connection with Open Purchase Orders (as defined in Section 1.d.);

7. Copies of such Camera Business related records as it deems appropriate;

8. Any telephone numbers; and

9. Any websites.

c.  The sale of the Assets shall be made free and clear of all liabilities, obligations, security interests, and other encumbrances or liens of any and every kind and nature whatsoever except (i) the Security Interest referenced in Section 2.a.2. below, (ii) the Assumed Liability referenced in Section 2.b. below, (iii) the Permitted Encumbrances, and (iv) Buyer’s Assumed Tax Liability (as referenced below).

d.  The Buyer acknowledges that the Company, to the extent possible, is depleting raw inventory and finished goods relating to the Camera Business. Accordingly, the Company has been and will be seeking to obtain purchase orders from its customers for the Products up to the date of Closing. In regard to all such purchase orders that are obtained prior to the Closing and not filled as of the Closing (“Open Purchase Orders”), the Buyer agrees that (i) inventory required to fill such purchase orders (but only so much inventory as is so required) will comprise part of the Excluded Assets and will be retained by the Company and not sold to the Buyer, and (ii) inventory on order and in process required to fill such purchase orders will be completed and delivered to the Company. The Company agrees to fill such purchase orders and deliver the Products required thereunder within a commercially reasonable time. If the Company receives a cancellation of an Open Purchase Order subsequent to Closing, the Company shall promptly deliver the Products subject to such Open Purchase Orders to the Buyer F.O.B. Buyer’s facility in Raytown, Missouri.

e.  The Company shall continue to use its best efforts to obtain the consent of ArcSoft, Inc. (“ArcSoft”) to the assignment to the Buyer of the License Agreement (the “ArcSoft Agreement”) between the Company and ArcSoft pertaining to the ArcSoft Software (as defined in Schedule 1.a.5. hereto). The Company maintains the position that the ArcSoft Agreement is valid and in force, but has been notified by ArcSoft that ArcSoft considers the agreement to be expired. Buyer acknowledges that the Company may be unable to obtain ArcSoft’s consent to the assignment of the ArcSoft Agreement and that ArcSoft may insist that the Buyer enter into a new license agreement with respect to the ArcSoft Software and that, in either case, any rights of the Company to the ArcSoft Software will not comprise part of the Assets being sold and conveyed hereunder.

2.  Purchase Price.

a.  Payment of Purchase Price. The purchase price which the Buyer shall pay to the Company for the assets to be sold and transferred to the Buyer hereunder (“Purchase Price”) shall be Seven Hundred and Fifty Thousand Dollars ($750,000.00), subject to being adjusted as provided in Schedule 2.a attached hereto (the “Price Adjustment”), to be paid as follows, plus the assumption of the Assumed Liability and Buyer’s Assumed Tax Liability:

1. Delivery at the Closing of the sum of Three Hundred Seventy-Five Thousand Dollars ($375,000.00), subject to the Price Adjustment, by immediately available funds payable to the Company (the “Down Payment”); and

2. Delivery at the Closing of the Buyer’s promissory note (the “Note”) in the form attached as Exhibit “A”, in the principal amount of Thousand Dollars ($375,000.00), subject to the Price Adjustment, bearing interest at the rate of eight percent (8%) per annum and, subject to the Price Adjustment, payable in twenty-four (24) monthly installments of $16,960.23 to be secured by a first lien security interest in all of the Assets (the “Security Interest”), as provided in that certain Security Agreement in the form attached as Exhibit “B,” to also be delivered to the Company at Closing.

b.  Assumed Liability.

i.  At the Closing, the Buyer will assume and perform the Company’s Warranty Obligations under the Warranties issued by the Company with respect to Products sold within two (2) years prior to the Closing Date, along with any Products sold pursuant to Open Purchase Orders (all of which Products are collectively referred to hereinafter as “Warrantied Products”), provided that the cost of such performance (as the term “cost” is referenced below) shall not exceed $100,000 in the 730-day period following the Closing Date, the Company hereby agreeing to be responsible, to pay or reimburse the Buyer and to indemnify and hold the Buyer harmless to the extent that all costs of performing the Company’s obligations under the Warranties with respect to the Warrantied Products exceed $100,000 in the 730-day period following the Closing Date (the obligation of the Buyer under this Section 2.b being referred to herein as the “Assumed Liability”). For the absence of doubt, the Company will only reimburse for costs that exceed One Hundred Thousand Dollars ($100,000.00) during the 730-day period, which costs shall be strictly limited to the sum of a) repair costs at the Buyer’s normal and customary labor charges and b) reasonable cost of material that need to be purchased subsequent to the Closing Date in order to permit the Buyer to perform the referenced Warranty obligations hereunder. A description of the Company’s standard warranty terms is set forth in Schedule 2.b. From the date hereof until Closing, the Company will continue to process warranty claims and inquiries in accordance with its historical practice and in the normal course of its business. At the Closing, the Company will deliver, as part of the Camera Business Records, records pertaining to inquiries received by the Company pertaining to Warrantied Products. Within ten (10) days of the Closing Date, the Company will deliver to the Buyer a list of Warrantied Products sold within the two years prior to and including the Closing Date to which the Warranty provisions of this paragraph shall apply; and so long as any Open Purchase Orders remain to be filled, the Company will update the Buyer on a weekly basis with information pertaining to Products shipped pursuant to such Open Purchase Orders.

ii.  The foregoing notwithstanding, to the extent that the cost of the Buyer’s performance pursuant to this Section 2.b. in the 365-day period following the Closing Date (see "First Year") exceeds $50,000, the Buyer shall be entitled to set-off such excess against the monthly payments next due to the Company under the Note until the full amount of such excess has been set-off or the First Year shall have elapsed, whichever is the first to occur, and interest shall cease to accrue under the Note with respect to all such amounts so offset onto the end of the First Year. In the event of any such set-off, the unpaid balance of the Note shall be reamortized effective with the thirteenth (13th) monthly payment due thereunder so as to be repaid in full in twelve (12) monthly installments with interest thereon at the rate of eight percent (8%) per annum from and after the first to day the following the end of the First Year.

iii.  The Company agrees to use its reasonable best efforts, without spending money or making any binding agreements or commitments, to forward all customer contacts concerning Warranty Obligations to the Buyer. Without limiting the generality of the foregoing, the Company shall use its reasonable best efforts to cause all telephone contacts received by it concerning the Warrantied Products to be forwarded and referred to the Buyer at (800) 627-1953 and shall, within ten (10) business days of Closing, alter its website to include hot links from the sale and warranty sections of the website to the Buyer’s website with respect to such Warrantied Products.

c.  Assumed Tax Liability. The Company will pay all personal property taxes due and payable with respect to the Assets as of the Closing. At the Closing, the Buyer shall assume and be liable to timely pay the pro-rated portion of personal property taxes not yet due and payable with respect to Assets acquired by it hereunder. All personal property taxes with respect to Assets acquired hereunder shall be pro-rated as of the Closing Date between the Company and the Buyer (“Buyer’s Assumed Tax Liability”).

d.  Allocation of Purchase Price. One Hundred Fifty Thousand Dollars ($150,000.00) of the purchase price for the Assets shall be allocated to the non-compete agreement set forth below and the balance of the purchase price shall be allocated among the Assets in accordance with the Form 8594 attached hereto as Exhibit “C”, and the parties will report the same accordingly for tax purposes.

e.  Escrow Agreement. Following Closing, if the Buyer reasonably believes in good faith that there has been a misrepresentation or breach of a warranty, agreement or covenant under this Agreement, other than with respect to the warranties (“Product Warranties”) set forth in the first sentence of Section 3.e. (a “Breach”), having a Material Adverse Effect (as defined in Section 15.e.), then in addition to all other rights and remedies of the Buyer hereunder, but subject to the terms of Section 12, (i) if the amount of all losses, damages, costs and expenses reasonably anticipated to be incurred by the Buyer as a result of the Breach (“Loss Estimate Amount”) is $5000.00 or less, the Buyer shall be entitled, upon written notice to the Company of such Breach (a “Set-Off Notice”) to retain and set-off such Loss Estimate Amount (the “Set-Off Remedy”) against any of the amounts owed by the Buyer under the Note, provided, however, that if the Breach resulting in a Set-Off Remedy is subsequently cured by the Company, then the Buyer shall promptly pay to the Company any amount by which a Set-Off Remedy amount exceeds any loss, damages, costs or expenses actually incurred by the Buyer with respect to the Breach; and provided further that, upon receipt of a Set-Off Notice, the Company may give written notice that it disputes such Set-Off Remedy (“Dispute Notice”), in which case the Buyer shall pay the relevant Loss Estimate Amount in respect of such Set-Off Remedy into the Escrow Account under the Escrow Agreement; and (ii) if the Loss Estimate Amount is more than $5000.00 (alone or in the aggregate with all prior Loss Estimate Amounts not previously claimed in a Set-Off Remedy under this section), the Buyer may elect to (a) give written notice (an “Escrow Notice”) to Company of such Breach and of the amount of the Loss Estimate Amount reasonably anticipated to be incurred by the Buyer as a result of such Breach and (b) thereafter pay into the Escrow Account referenced in the Escrow Agreement attached as Exhibit “D” and to be executed simultaneously herewith, amounts otherwise falling due under the Note, but in no event to exceed the Loss Estimate Amount. Thereafter, any dispute between the parties with respect to any Loss Estimate Amount paid into the Escrow Account shall be resolved as provided in the Escrow Agreement and Section 13 below (collectively, the “Escrow Agreement Remedy”). As to Product Warranties, the Buyer shall be liable, notwithstanding any breach by Company of the first sentence of Section 3.e., or anything herein to the contrary, to honor the Warranties as set forth in Section 2.b., and the Company shall have no further liability in connection therewith except as provided in Section 2.b.

f.   The Company shall indemnify and save and hold the Buyer harmless from and against, and shall pay upon demand, any damage, liability, loss, deficiency, settlement, fees, penalties, or expenses (including without limitation, reasonable attorneys’ fees and other reasonable costs and expenses incident to any suit, action, proceeding, demand, assessment, judgment, penalty or investigation or defense of any claim) arising out of or resulting from any sales, use, withholding or other taxes other than the Assumed Tax Liability for which the Buyer may have successor liability based on the transaction.

3.  Representations and Warranties. The Company represents and warrants as follows:

a.  The Company is a corporation duly organized, validly existing and legally operating in the State of Utah and has all requisite power and authority to (1) own its properties, including the Assets; (2) make, execute and perform this Agreement and all documents to be executed in connection herewith; and (3) conduct the Camera Business as and where now being conducted; however, without limiting any other representation or warranty made by the Company in this Agreement, the Company does not hereby make any representation or warranty that it is not in violation of any third-party patents, trade secret or know-how in the production or manufacture of the Products.

b.  The execution and delivery of this Agreement and the sale contemplated hereby have been duly authorized by the Company.

c.  Except as otherwise described in Section 1.e. and Schedule 3.f, the Company has, and as of the Closing Date will have, good and marketable title to all of its properties and assets which are being sold, transferred, and conveyed hereunder, subject to no mortgage, pledge, lien, encumbrance, security interest, agreement, claim, covenant, easement, restriction, reservation, exceptions or charge, other than with respect to the Assumed Liability, the Security Interest, the Permitted Encumbrances and the Buyer’s Assumed Tax Liability.

d.  There has been no person employed or retained by the Company, or who is entitled to be paid under any agreement, express or implied, with it, as a finder or broker in connection with the transactions contemplated hereunder, and the Company will indemnify and hold harmless the Buyer from and against any liability for any claim, demand, or payment of any broker’s or finder’s commission, fee, or expenses in connection with this Agreement claimed under alleged agreement with the Company.

e.  Other than with respect to repair or other work the Company is performing arising out of its obligations with respect to Product Warranties, each of the Products has been manufactured, sold or delivered by the Company in conformity with all applicable contractual commitments, all express and implied representations and warranties, all Product literature, all applicable laws, regulations and other governmental requirements, excluding any of the same governing patents, copyrights or trade secrets, and to the Company’s Knowledge, all applicable laws, regulations and other governmental requirements governing patents, copyrights or trade secrets. With respect to contractual restrictions, the Products are subject only to the Warranties and the Company’s standard terms and conditions of sale.  The Company’s standard terms and conditions of sale for each of the Products are as set forth in the attached Schedule 3.e.

f.  Schedule 1.a.5. sets forth a complete and correct list of the Intellectual Property used or held for use in the Camera Business. Except as set forth in Section 1.e. and in Schedule 3.f. attached hereto, the Company owns and possesses all right, title and interest in and to, or has a valid, enforceable and transferable license to use the Intellectual Property. Except as set forth in Schedule 3.f. attached hereto, no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or is currently outstanding or, to Company’s Knowledge, is threatened. Except as set forth in Schedule 3.f. attached hereto, the Company has not received any notices of and is not aware of any facts that indicate a likelihood of any infringement or misappropriation by, or conflict with, any Person with respect to the Intellectual Property, including any demand or request that Company license rights from, or make royalty payments to, any Person. Except as set forth in Schedule 3.f. attached hereto, to the Company’s Knowledge, the Company has not infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties and the Company is not aware of any infringement, misappropriation or conflict that will occur as a result of the continued operation of the Camera Business or the Assets.

g.  The Company is in compliance where it engages in the Camera Business, to the extent a failure to comply would have a Material Adverse Effect, with all applicable federal, state, local and international laws, ordinances and regulations relating to the Camera Business and the Assets, including, without limitation all environmental, labor, employment, health and safety and other laws, statutes and regulations, but excluding (i) Intellectual Property laws, rules and regulations which matters are the subject of a separate warranty hereunder, (ii) tax laws, rules and regulations, which matters are the subject of a separate warranty hereunder, (iii) the matters which are the subject of subsection 3.a., and (iv) current or planned ROHS environmental requirements imposed by the European Union. The Company will complete the process of updating existing compliance reports for FlexCam iCam and the DocCam Pro to the following reports: FCC Part 15, Subpart B; ICES-003; EN55022:1998; EN55024:1998; EN61000-3-2; EN61000-3-3; and IEC/EN 60950-1:2001 1st Edition.

h.  To the Company’s Knowledge and based on its understanding and interpretations of relevant law (the “Tax Qualification”), the Company has filed all tax returns, including, without limitation, estimated tax returns, withholding and quarterly sales/use tax returns required to be filed by it under the laws of the United States, the State of Utah and each other state or jurisdiction in which the Company is required to file tax returns. Subject to the Tax Qualification, the Company has paid and/or deposited all taxes for the periods covered by such returns and all taxes for which the laws of any state or other taxing jurisdiction impose successor liability. The Company's federal and state tax returns have not been audited by the Internal Revenue or any state department of revenue, no agreements are currently in effect by or on behalf of the Company for the extension of time for the assessment of any tax. There are no tax liens, whether imposed by any federal, state or local taxing authority, outstanding against any of the Assets.

4.  Representations and Warranties of the Buyer. The Buyer represents and warrants as follows:

a.  The Buyer is a corporation duly organized, validly existing and legally operating in the State of Missouri and has all requisite power and authority to make, execute and perform this Agreement and all documents to be executed in connection herewith; furthermore, neither the Buyer nor the Buyer’s principals are party to or subject to any non-competition agreement that would preclude or prohibit the Buyer’s operation of the Camera Business following Closing.

b.  The execution and delivery of this Agreement and the sale contemplated hereby have been duly authorized by the Buyer.

c.  There has been no person employed or retained by the Buyer or who is entitled to be paid under any agreement, express or implied, with it, as a finder or broker in connection with the transactions contemplated hereunder, and the Buyer will indemnify and hold harmless the Company from and against any liability for any claim, demand or payment of any broker’s or finder’s commission, fee or expenses in connection with this Agreement claimed under alleged agreement with the Buyer.

5.  Responsibility for Other Party’s Liabilities.

a.  Except for the Assumed Liability, the Security Interest, the Permitted Encumbrances, the Buyer’s Assumed Tax Liability and the Buyer’s indemnification obligations hereunder, the Buyer does not have, and will not have after the Closing Date, any liability or responsibility whatsoever for any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax deficiencies or other tax liabilities of the Company existing or accrued as of the Closing Date or thereafter arising from any transactions or events which shall have occurred prior to Closing, whether or not disclosed to Buyer, including but not limited to any liability or responsibility for any liability or obligation of any nature arising out of the delivery of any of the Assets being sold hereunder.

b.  Except as specifically set forth herein, the Company does not have, and will not have after the Closing Date, any liability or responsibility whatsoever for any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, including, without limitation, tax deficiencies or other tax liabilities of the Buyer accruing after Closing, with respect to the Assets being conveyed hereunder. The Buyer furthermore specifically acknowledges that the Company is not assigning any contractual rights hereunder with respect to the Company’s Camera Business suppliers, customers, dealers and distributors, and that, except as specifically set forth herein, the Buyer must negotiate its own contracts with any such suppliers, customers, dealers and distributors with respect to the Buyer’s operation of the Camera Business following Closing. The Company covenants to use its best efforts to work with the Buyer in transitioning the Camera Business to the Buyer and introducing the Buyer to Company’s suppliers, customers, dealers and distributors with respect to the Camera Business. In no event, however, shall the Company be required to expend money or otherwise incur financial obligations in connection with such transition.

c.  Without limiting the generality of the foregoing, the Company and the Buyer acknowledge that certain items of inventory comprising part of the Assets being conveyed hereunder have the Company’s logo affixed thereto (collectively, the “Logo Products”). With respect to the Logo Products, the Company and the Buyer agree as follows: (i) by conveying the Logo Products, the Company is not conveying a license to the Buyer to use the Company’s name or logo, but merely granting the Buyer the right to use and sell the Logo Products in the normal course of the Buyer’s operation of the Camera Business following Closing; and (ii) the Buyer agrees to indemnify the Company with respect to any product liability claim that may be brought against the Company as a result of use or sale by the Buyer of the Logo Products following Closing (“Logo Products Indemnity”), except as otherwise provided in Section 2.e. herein.

6.  Access, Information and Inspection. The Company shall give to the Buyer and to the Buyer’s counsel, accountants and other representatives full access, for review, inspection, and other purposes, during normal business hours throughout the period prior to the Closing Date, to all of the assets, properties, books, contracts, commitments and records, pertaining to the Camera Business, and shall furnish the Buyer during such period with all such information concerning the affairs pertaining to the Camera Business as the Buyer reasonably may request.

7.  Transactions Prior to Closing. The Company agrees that, from the date hereof to the Closing Date, it will:

a.  Maintain the Assets to be sold, transferred and conveyed which are listed in subsections 1, 4 and 5 of Section 1.a., in the same physical condition as exists as of the Effective Date, reasonable wear and use excepted; provided that the Company shall have no obligation to repair or replace any of such Assets damaged or destroyed by fire or other casualty prior to the Closing. Notwithstanding the foregoing, the Buyer acknowledges that pending Closing, the Company’s inventories, work in process and sub-assemblies shall be dealt with by the Company in the ordinary course of business.

b.  Use its best efforts without expending money or making any binding agreements or commitments except in the ordinary course of business, to preserve the Company’s Camera Business intact, and to preserve its present relationships and goodwill with its suppliers, vendors, customers, and others having business relations with it related to the Camera Business;

c.  Perform any and all covenants, terms and conditions of any and all contracts and agreements to which the Company is a party related to the Camera Business, not commit a breach of any such contract or agreement, or amend, modify or terminate any such contract or agreement except in the ordinary course of business;

d.  Not engage in any sale, enter into any transaction, contract or commitment, or incur any liability or obligation related to the Camera Business not in the ordinary course of business; and

e.  Maintain insurance coverage up to the Closing Date in such amounts and upon such terms as existed as of April 15, 2006.

8.  Buyer’s Conditions Precedent. The Buyer’s obligation to consummate the transactions in this Agreement is subject to the fulfillment prior to or at the Closing of each of the following conditions:

a.  The Company shall have delivered to the Buyer possession of the Assets through delivery of the bill of sale and assignment (“Bill of Sale and Assignment”) in the form attached as Exhibit “E”.

b.  The representations and warranties of the Company contained in this Agreement shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

c.  The Company shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

d. The Buyer shall have executed a contract with each of NeoSCI, Starin Marketing, Review Video Services, Inc., Newcomm Distributing, VSO Marketing, and T2 Supply, LLC, each of which shall be substantially in the form of distributor agreement attached hereto as Exhibit “F,” with the Buyer having the rights and obligations of the Company under such form of distributor agreement.

e. There having been no material adverse change in the physical condition of the Assets to be acquired by the Buyer since the Effective Date.

f. The Company shall have provided the Buyer with results of UCC lien searches from all applicable filing offices in the State of Utah showing that no liens or other encumbrances affect the Assets, other than Permitted Encumbrances.

g. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against the Company seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

h. None of the Assets shall have been materially damaged by any casualty.

9.  Company’s Conditions Precedent. The Company’s obligation to consummate the transactions in this Agreement is subject to the fulfillment prior to or at the Closing of each of the following conditions:

a.  The Buyer shall have performed and satisfied in all material respects each of its obligations hereunder required to be performed and satisfied by it at or prior to the Closing, each of the representations and warranties of the Buyer contained in this Agreement shall be true at and as of the Closing as though such representations and warranties were made at and as of such time, and the Company shall have received a certificate signed by a duly authorized officer or representative of the Buyer to the foregoing effect.

b.  The Buyer shall have delivered to the Company the fully executed original of the Note, the Security Agreement, the Escrow Agreement and any ancillary documents (“Ancillary Documents”) required to be delivered therewith or reasonably requested by the Company, and the Buyer shall have tendered payment of the amounts described in Section 2.a. to the Company.

c.  No action suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced or threatened against the Company or the Buyer seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

d.  The Company shall have obtained the consent of its various dealers and distributors to the modification, upon terms acceptable to the Company, in its sole discretion, of existing agreements between the Company and such dealers and distributors in order to remove products related to the Camera Business from the scope of such agreements.

10.  Closing.

a.  The closing hereunder (the “Closing”) shall take place at the offices of the Parsons Behle & Latimer at 10:00 a.m. on Wednesday, August 30, 2006 (the “Closing Date”) and the provisions of Exhibit “G” shall be applicable thereto.

b.  At the Closing, the Company shall deliver to the Buyer the following:

i.  the Bill of Sale and Assignment;

ii.  a certificate stating that all representations and warranties of the Company are true as of the Closing Date and that all conditions precedent or concurrent to Closing this transaction have been completed;

iii.  the Camera Business Records;

iv.  all other instruments, certificates and documents, with the exception of the Bills of Materials, required to be delivered by the Company prior to or at Closing under this Agreement; and

v.  “bills of materials” with respect to the following Assets being conveyed hereunder (in respect of which the Company gives no warranty) (“Bills of Materials”):

(a)  a list of finished goods inventory comprising part of the Assets that is on order or in process as at the Closing Date (“Finished Goods WIP”), together with a scheduled delivery date for such items, which list shall be acknowledged by Buyer; following the Closing, the Company shall cause such inventory to be completed and delivered to Buyer, F.O.B. Buyer’s facility in Raytown, Missouri;

(b)  a list of finished goods inventory comprising part of the Assets that is to be delivered at Closing, which list shall be acknowledged by Buyer; and

(c)  a description of the following inventory comprising part of the Assets, which inventory shall be delivered by the Company to the Buyer in connection with Closing: (i) all raw materials inventory comprising part of the Assets, net of the Retained Raw Materials, as provided below; (ii) all work in process inventory comprising part of the Assets, net of the Retained WIP as provided below; and (iii) all sub-assemblies inventory comprising part of the Assets, net of the Retained Sub-assemblies, as provided below.

“Retained Raw Materials” means so much, and only so much, of the raw materials inventory as is required to complete the Finished Goods WIP, provided however, that the parties acknowledge that certain of the Retained Raw Materials is on spools or reels or other means of storage such that it is not reasonably possible to retain only so much thereof as required for the purpose as aforesaid and agree that the same (i) shall be listed at Closing and acknowledged by the Buyer and the Company and (ii) delivered by the Company to the Buyer, F.O.B. Buyer’s facility in Raytown, Missouri, within 30 days after the Closing. “Retained WIP” means so much and only so much of the work in process inventory as is required to complete the Finished Goods WIP. “Retained Sub-Assemblies” means so much, and only so much of the sub-assemblies inventory as is required to complete the Finished Goods WIP.

For greater certainty, in connection with the Closing, the Company shall physically deliver to the Buyer the Equipment, the Software and the inventory comprising part of the Assets in accordance with the provisions of this Section 10 and Exhibit G hereto.

c.  At the Closing, the Buyer shall deliver to the Company (1) the Down Payment, (2) the Note, Security Agreement and any Ancillary Documents, (3) a certificate of the Buyer stating that all representations and warranties of the Buyer are true as of the Closing Date and that all conditions precedent or concurrent to Closing this transaction have been completed, and (4) all other instruments, certificates and documents required to be delivered by the Buyer prior to or at Closing under this Agreement.

11.  Restrictive Covenants.

a.  The Company. In consideration of the sum of $150,000.00 as hereinabove set forth, the Company agrees that for the period of five (5) years from the Closing Date (the “Restricted Period”) it will not:

i.  Directly or indirectly, either individually or as a principal, partner, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, own or engage in a business located anywhere in the world that is directly competitive with any Product or service offered by the Camera Business as of the Closing Date, or advise any such business with respect to the Camera Business.  Notwithstanding anything to the contrary in this Section 11, (a) the Company shall not be restricted from being, and shall be entitled to be a passive owner of not more than ten percent (10%) of the outstanding securities of any class of an entity, a component of which is engaged in a business which is competitive with the Camera Business, which entity is publicly traded, provided that the Company does not have any active participation in the business of such entity, (b) the Company shall be entitled to be acquired by, merged or otherwise consolidated or combined with a business or person, a component of which is engaged in a business which is competitive with the Camera Business, so long as the other business or person is not an affiliate of the Company, and (c) the Company shall be entitled to sell other products, not comprising part of the Camera Business, to customers that may be competitive with the Buyer. The term “affiliate” means any person controlling, controlled by, or under common control with any other person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or otherwise. In addition to the representations and warranties set forth in Section 3 herein, the Company represents and warrants to the Buyer that as of the Effective Date it is not engaged in any negotiations with any third party to be acquired by, merged or otherwise consolidated or combined with such third party. The completion by the Company of Open Purchase Orders pursuant to Section 1.d shall not constitute a violation of this Section 11.a.

ii.  Disclose or divulge any information, techniques, combinations of techniques, methods, systems or production matters (collectively, “Confidential Information”) that the Camera Business uses in the conduct of its business constituting a trade secret under Utah law or which could otherwise be reasonably expected to result in economic harm to the Buyer if disclosed and utilized by competitors of the Camera Business, provided that the foregoing shall not apply to Confidential Information which (a) is or becomes generally available to the public other than as a result of disclosure by the Company, or (b) with respect to which disclosure is compelled by law or court order.

b.  Buyer. In consideration for the Company’s agreement to sell the Assets to the Buyer, the Buyer agrees for itself and for any of its affiliates that it will treat the Company’s customer lists constituting part of the Assets (“Customer Lists”) as confidential information; further, that it will not, during the Restricted Period, directly or indirectly, either individually or as a principal, partner, member, agent, employee, employer, consultant, stockholder, joint venturer, or investor, or as a director or officer of any corporation, entity or association, or in any other manner or capacity whatsoever, whether through use of the Customer Lists or otherwise, engage in a business that is directly or indirectly competitive with any product or service offered by the Company (excluding the Camera Business) as of the Closing Date that is listed or described in Schedule 11.b. attached hereto (the “Company’s Business”). Notwithstanding anything to the contrary in this Section 11.b., (a) the Buyer shall not be restricted from being, and shall be entitled to be a passive owner of not more than ten percent (10%) of the outstanding securities of any class of an entity, a component of which is engaged in a business which is competitive with the Company’s Business, which entity is publicly traded, provided that the Buyer does not have any active participation in the business of such entity and provided the Buyer does not provide such entity with the Customer Lists, and (b) the Buyer shall be entitled to be acquired by, merged or otherwise consolidated or combined with a business or person, a component of which is engaged in a business which is competitive with the Company’s Business, so long as the other business or person is not an affiliate of the Buyer. The term “affiliate” means any person controlling, controlled by, or under common control with any other person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or otherwise.

c.  Remedies. Each party recognizes that irreparable damage will result to the other party in the event of the breach of this Section 11 and agrees that, in the event of such a breach, the other party shall be entitled, in addition to any other legal or equitable damages and remedies to which it may be entitled or which may be available, to specific performance with respect to the covenants and agreements of this paragraph and/or an injunction to restrain the violation of the provisions of this paragraph by the other party and/or all other persons acting for or with it. The parties further agrees that in the event that an action is brought for the enforcement of this section, and if the Court shall find on the basis of the evidence introduced in said action that any part of this section is unreasonable either as to time, area or activity covered therein, or violates any statute, judicial decision or other rule of law, then the Court shall make a finding as to what is reasonable or would not violate any such statute, judicial decision or other rule of law and shall enforce this Agreement by judgment or decree to the extent of such finding.

12.  Indemnification.

a.  Except with respect to the Assumed Liability (subject to the provisions of Section 2.b.) and Buyer’s Assumed Tax Liability, the Company shall indemnify and save and hold the Buyer harmless from and against, and shall pay upon demand, any damage, liability, loss, deficiency, settlement, fees, penalties, or expenses (including without limitation, reasonable attorneys’ fees and other reasonable costs and expenses incident to any suit, action, proceeding, demand, assessment, judgment, penalty or investigation or defense of any claim) (collectively “Losses”) arising out of or resulting from, during the periods indicated below, the following:

i.  during the Survival Period (as defined in Section 14.a.), any inaccuracy of any representation or warranty of any of the Company which is contained in or made pursuant to this Agreement, or in any certificate delivered pursuant to this Agreement;

ii.  during the Survival Period, the breach by the Company of the performance of any of the covenants or obligations to be performed or observed by the Company pursuant to this Agreement, other than the covenants contained in Section 11 and other than with respect to the Company’s obligations under Section 2.b;

iii.  during the Restricted Period, the breach by the Company of the covenants contained in Section 11;

iv.  during the 730 days following Closing, the breach by the Company of its obligations under Section 2.b;

v.  during the Survival Period, noncompliance by the Company with any applicable Bulk Sales Act or any similar federal, state or local statute, rule, or regulation in connection with the transactions contemplated by this Agreement; or

vi.  during the Survival Period, the operation of the Camera Business prior to the Closing.

Notwithstanding the foregoing, the Company shall have no indemnity obligation hereunder with respect to any claim of the Buyer for which the Buyer elects the Set-Off Remedy or the Escrow Agreement Remedy permitted under Section 2.e., except to the extent that (a) the Buyer is the prevailing party in any arbitration pursuant to the Escrow Agreement Remedy and (b) the Buyer is unable to fully recompense itself for losses it has suffered, as determined by the arbitrator, through the procedures permitted in the Escrow Agreement. Further, the ability to recover such losses shall in all events be subject to the terms of the penultimate sentence of Section 12.c.

b.  The Buyer shall indemnify and save and hold the Company harmless from and against, and shall pay upon demand the Assumed Liability (subject to the provisions of Section 2.b., Buyer’s Assumed Tax Liability, any Logo Products Indemnity (as defined in Section 5.c.) and any and all Losses (as defined in Section 12.a.) arising out of or resulting from (i) during the Survival Period, any inaccuracy of any representation or warranty of the Buyer which is contained in or made pursuant to this Agreement, or in any certificate delivered pursuant to this Agreement, (ii) during the term of the Note, the Buyer’s breach of any covenants or obligations to be performed or observed by the Buyer pursuant to this Agreement, other than the covenants contained in Section 11, or the Security Agreement, (iii) the breach during the Restricted Period of the covenants contained in Section 11, and (iv) the operation of the Buyer’s business after the Closing. A party entitled to indemnification hereunder shall only be entitled to indemnification after the aggregate amount of Losses with respect thereto exceeds fifteen thousand dollars ($15,000), at which point the indemnified party shall be entitled to recover the entire amount of such Losses from the first dollar (including the first fifteen thousand dollars ($15,000)). Further, subject to the last sentence of subsection 12.b., other than in respect of claims arising out of fraud, criminal conduct or a breach of the covenants contained in Section 11 (collectively, the “Exceptions”), in which case the Company and the Buyer shall have all remedies available at law or in equity, the Company’s and the Buyer’s sole remedy hereunder or at law for any Loss shall be to seek indemnification pursuant to this Section 12. Other than in respect of claims arising out of the Exceptions or which are attributable to the Company’s negligent misrepresentations herein, no party hereunder shall be liable to pay any other party in connection with any claim for indemnification pursuant to this Section 12 for an amount in excess of (a) $750,000, plus (b) in the event of arbitration or litigation, the prevailing party’s reasonable costs and attorney’s fees, plus (c) with respect to any claim of the Company under the Note, any interest accruing on the principal due thereunder. Notwithstanding the foregoing, the Buyer may seek the Escrow Agreement Remedy, as provided in Section 2.e. and 12.a. above. In the event of a claim attributable to the Company’s negligent misrepresentations, its liability shall not exceed $1,000,000 plus, in the event of arbitration or litigation, the Buyer’s reasonable attorney’s fees and costs.

c.  Upon the receipt by a party of any notice of the commencement of any action, suit or proceeding, the assertion of any claim, or the notice of any event or the suffering or incurring of any Losses with respect to which such party may be entitled to claim indemnification here under (an “Indemnifiable Loss”) (whether or not any Loss has then been incurred), the party seeking indemnification (the “Indemnified Party”) shall promptly give written notice to any party from whom indemnification is sought (the “Indemnifying Party”) describing to the extent reasonably possible the basis of such claim for indemnification, the amount thereof, and the method of computing such Indemnifiable Losses. The failure of the Indemnified Party to give prompt written notice shall not discharge the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is prejudiced by reason of the failure of the Indemnified Party to give prompt notice.

d.  The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, any third party claim, action, suit, or proceeding, except that (1) the Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such claim, action, suit, or proceeding through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party; and (2) if the Indemnified Party refuses to consent to a compromise or settlement approved by the Indemnifying Party, the Indemnifying Party’s liability for Indemnifiable Losses shall not exceed the amount for which the claim, action, suit, or proceeding could have been so settled plus indemnifiable expenses incurred by the Indemnified Party up to the date of such refusal.

e.  The Indemnified Party shall cooperate with the Indemnifying Party in the preparation for and prosecution of the defense of any claim, action, suit, or proceeding, including, without limitation, making available evidence within the control of the Indemnified Party and persons needed as witnesses who are employed by the Indemnified Party, in each case as reasonably needed for such defense, at cost, which costs, to the extent reasonably incurred, shall be paid by the Indemnifying Party.

f.  In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party hereunder, the Indemnifying Party shall, upon payment of such indemnity, be subrogated to all rights of the Indemnified Party with respect to claims to which such indemnification relates. The rights of the parties to injunctive and equitable relief and to relief under this paragraph hereof shall be cumulative and not exclusive of each other.

13.  Dispute Resolution.

a.  Agreement to Arbitrate. Except as may be specifically provided elsewhere in this Agreement, in the event of any dispute, claim, question, or disagreement arising out of or relating to the Agreement or the breach thereof, including the Security Agreement and the Note, the parties hereby agree that upon notice by either party to the other (the “Arbitration Notice”), such dispute, claim, question, or disagreement shall be finally settled by binding arbitration before a single arbitrator in accordance with the provisions of the Commercial Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (“AAA”). The Arbitration Notice delivered pursuant to this subsection (a) shall contain a detailed statement of the claim(s), including a description of the factual contentions which support said claim(s).

b.  Selection of Arbitrator. The parties shall, by joint agreement, select a single arbitrator, but if they do not agree on the selection of an arbitrator within twenty (20) days after the date that the Arbitration Notice was received by the non-sending party, then selection shall be made in accordance with the Arbitration Rules.

c.  Place of Arbitration. The arbitration shall be held in Salt Lake City, Utah, or such other place as the parties shall mutually agree.

d.  Expedited Procedures. The parties agree that any claims that are submitted to arbitration pursuant to the provisions of this Section 13, and which seek, in the aggregate, damages or payment of Seventy-Five Thousand Dollars ($75,000) or less, shall be resolved through the application of the AAA’s Expedited Procedures for commercial cases.

e.  Interim Relief. Either party may, without inconsistency with this Agreement, seek from a court any interim or provisional relief that may be necessary to protect the rights or property of that party pending the selection of the arbitrator or pending the arbitrator’s determination of the merits of the controversy.

f.  Award. The arbitrator shall issue a written decision setting forth findings of fact and conclusions of law, and, if agreed upon by the parties, the arbitrator shall issue such written decision within thirty (30) days of the close of the hearing.

g.  Enforcement of Arbitrator’s Decision. Judgment on the award of the arbitrator may be entered in any court having jurisdiction over the party against which enforcement of the award is being sought.

14.  General.

a.  All of the representations and warranties of the respective parties hereto, as contained herein, shall survive Closing for the following periods (respectively, the “Survival Period”), notwithstanding any investigations heretofore or hereafter made by or on behalf of either of the parties hereto: (i) with respect to all representations and warranties other than that set forth in Section 3.h, eighteen (18) months; and (ii) with respect to the representation and warranty set forth in Section 3.h, until the thirtieth (30th) day after expiration of the applicable statute of limitations.

b.  This Agreement, the Note, the Security Agreement, the Bill of Sale, the Assignment and the Escrow Agreement, when executed, constitute the entire agreement among the parties hereto and supersedes all prior and contemporaneous agreements and understandings between them pertaining to the subject matter hereof.

c.  Any of the provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefit hereof. The provisions of this Agreement may only be amended by written agreement of the parties hereof.

d.  Whether or not the transactions contemplated by this Agreement are consummated, the Company and the Buyer each shall pay its own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, including the fees and expenses of their attorneys and accountants.

e.  Any notice which either party hereto may desire or may be required hereunder to give to the other party shall be in writing and shall be deemed to be duly given when mailed by registered or certified mail, postage prepaid, or delivered by reputable overnight messenger service addressed in case of a matter to the Company as follows:

1825 Research Way
Salt Lake City, Utah 84119
Attn: Zee Hakimoglu

With a mandatory copy to:

Geoffrey W. Mangum
Parsons Behle & Latimer
201 South Main Street
Salt Lake City, Utah 84111

and in the case of a notice to the Buyer to:

5615 Raytown Road
Raytown, Missouri 64133
Attn: Steven M. Dunn

or to such other address as either party or their counsel hereinafter may designate to the other party by written notice given in accordance with this subparagraph (e).

f.  The headings of the paragraphs and Schedules of this Agreement are inserted for convenience only and do not constitute a part thereof.

g.  This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective heirs, successors and assigns. No assignment by the Buyer shall relieve the Buyer of its obligations hereunder.

h.  This Agreement is being delivered in the State of Missouri, and shall be construed and enforced in accordance with the laws of such state.

i.  The parties agree to continue to be bound by and to abide by the terms of that certain Non-Disclosure Agreement dated January 11, 2006 executed by the Buyer and the Company. In addition, the parties agree to hold the existence and terms and conditions of this Agreement in strict confidence and not to disclose the same to any other party other than the Buyer’s lender (s), legal counsel and other advisors), except as may otherwise be required by law, including with respect to filings with the U.S. Securities and Exchange Commission or as may be required by the rules and regulations of any applicable stock exchange. As to any such disclosure required by law, the Company agrees to provide the Buyer with prior notice that such a disclosure is being made (without being required to advise the Buyer of the content thereof) and the opportunity to review and correct any information therein concerning the Buyer.

j.  On behalf of itself and its successors and assigns, the Buyer hereby promises and covenants not to sue the Company or its successors and assigns for any use of any of the Intellectual Property (except for any trademarks, service marks, trade dress, logos, trade names, URL domain names and corporate names) in any field outside of Camera Business unless such activity by Company is a violation of the Restrictive Covenants of Section 11 above. This is referred to as the “Covenant Not to Sue”. The Covenant Not to Sue shall include an obligation on behalf of the Buyer not to sue for or pursue any claims, demands, obligations, liabilities, indebtedness, breaches of duty or any relationship, acts, omissions, misfeasance, causes of action, sums of money, accounts, controversies, promises, damages, costs, losses and expenses of every type, kind, nature, description or character.

15.  Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

a.  “Buyer’s Knowledge” shall mean the actual knowledge of Steven M. Dunn .

b.  “Camera Business” shall mean the Company’s document and educational camera manufacturing and sales business as presently carried on by it.

c.  “The Company’s Knowledge” shall mean the actual knowledge of Zee Hakimoglu, Craig Peeples and Tracy Bathurst.

d.  “Intellectual Property” shall mean all of the following owned by or issued or licensed to or by Company and used or held for use primarily in connection with the Camera Business:

i.  All inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations—in—part, revisions, extensions and reexaminations thereof;

ii.  All trademarks, service marks, trade dress, logos, trade names, URL domain names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith;

iii.  All copyrights and all applications, registrations and renewals in connection therewith; and

iv.  All trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, technical data, specifications, pricing and cost information, and business and marketing plans and proposals).

e.  “Material Adverse Effect” shall mean a material adverse effect on, or a material adverse change in, the operations, affairs, prospects, conditions (financial or otherwise), results of operations, assets, liabilities, reserves or any other aspect of the Camera Business or the Assets.

f.  “Permitted Encumbrances” shall mean liens for personal property taxes, assessments and governmental charges with respect to the Assets not yet due and payable.

g.  “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed on the dates set forth below, the latter of such dates being the “Effective Date” of this Agreement.

“Buyer”	“Company”
KEN-A-VISION MFG. CO., INC. By: /s/Steven M. Dunn Steven M. Dunn, President Date:August 7, 2006	CLEARONE COMMUNICATIONS, INC. By:/s/Zee Hakimoglu Name: Zeynep Hakimoglu Title: President & CEO Date: August 23, 2006